Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VIVID SEATS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Hoya Intermediate, LLC and its subsidiaries (collectively, “Vivid Seats”) prior to the business combination with Horizon Acquisition Corporation.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical and Pro Forma Financial Information of Vivid Seats” section and our consolidated financial statements and related notes thereto either included in the final prospectus and definitive proxy statement (the “Proxy”) relating to our business combination with Horizon Acquisition Corporation, dated September 23, 2021 and filed with the Securities and Exchange Commission (the “SEC”), or attached to this Current Report on Form 8-K as Exhibit 99.1 This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of the Proxy. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Except as otherwise noted, all references to 2019 refer to the year ended December 31, 2019, all references to 2020 refer to the year ended December 31, 2020 and all references to 2021 refer to the year ended December 31, 2021.

Overview

Vivid Seats is a leading marketplace that allows fans of live events to connect seamlessly with third-party ticket sellers through our platform. We believe Vivid Seats is a leading marketplace based on a combination of (1) third party estimates of the overall market size, including a 2017 report prepared for us by a third party consulting firm, (2) publicly available information including our competitors’ filings with the SEC and (3) internal company information from our Skybox platform that provides insights into volumes across marketplaces representing a meaningful portion of the over secondary ticketing market.

Our mission is focused on connecting buyers and sellers, empowering fans to Experience It Live. We believe live events deliver some of life’s most exciting moments. Our platform provides ticket buyers and sellers with an easy-to-use, trusted marketplace experience, ensuring fans can attend live events and create memories that last a lifetime. During the years ended December 31, 2019 and 2020 we generated $468.9 million and $35.1 million of revenues, respectively, and $2,279.8 million and $347.3 million of Marketplace Gross Order Value (“Marketplace GOV”). During the three and six months ended June 30, 2021, our revenues were $115.5 million and $139.6 million and Marketplace GOV was $693.1 million and $809.6 million, respectively. These represented substantial increases over the three and six months ended June 30, 2020 when we generated revenues of negative $28.9 million and $40.8 million and Marketplace GOV of negative $63.3 million and $340.1 million, respectively.

In addition to helping ticket buyers easily purchase tickets, our platform enables third-party ticket sellers to seamlessly manage their end-to-end operations. We unite millions of ticket buyers with thousands of ticket sellers.

Our platform is built on years of customer transactional and engagement data that provides us with deep insights into how to best connect buyers with the experiences they seek. In 2019, we connected over five million buyers to over 200,000 unique events.

Our Business Model

We operate our business in two segments, Marketplace and Resale.

Marketplace

Through our Marketplace segment, we act as an intermediary between ticket buyers and third-party ticket sellers. We earn revenue processing ticket sales from our Owned Properties, consisting of the Vivid Seats website and mobile app, in addition to ticket sales initiated through distribution partners, our Private Label offering. Using our online platform, we process customer payments, coordinate ticket deliveries, and provide customer service to ticket buyers, allowing ticket sellers to focus more of their time on selling. We primarily earn revenue from service and delivery fees charged to ticket buyers. Using a third-party insurance provider, we also earn referral fee revenue by offering event ticket insurance to ticket buyers.

In our role as an intermediary, we do not hold ticket inventory on Marketplace transactions. We do incur costs for developing and maintaining our platform, providing back-office and customer support to ticket sellers and ticket buyers, processing payments, and shipping tickets. We also incur substantial marketing costs, primarily related to online advertising, which we expect to increase over time as we grow and scale the business.

Resale

Our Resale business primarily serves as an internal research and development group focused on creating best in class seller software and tools. Our Resale business includes a team of sellers, which acquires tickets for resale on secondary marketplaces, including our own platform, using Skybox. Skybox is our proprietary enterprise resource planning tool, which is a free-to-use system made available to assist third party sellers manage their ticket inventory, adjust pricing, and fulfill orders across several secondary marketplaces. When new features and functionality are released for Skybox, they are first tested and iterated by our Resale team prior to release to the seller community, and thus ensures we can continue innovating to meet the needs of our seller community.

Key Business Metrics and Non-GAAP Financial Measures

We use the following metrics to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We believe that these metrics provide useful information to investors and others in understanding and evaluating our results of operations in the same manner as our management team.

The following table summarizes our key business metrics and non-GAAP financial measure for the periods indicated (in thousands):

	Years Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2019	2020	2020	2021	2020	2021
Marketplace GOV(1)	$2,279,773	$347,259	$(63,291)	$693,090	$340,086	$809,563
Total Marketplace orders(2)	7,185	1,066	(192)	1,713	1,060	2,006
Total Resale orders(3)	303	49	—	35	45	48
Adjusted EBITDA(4)	$119,172	$(80,204)	$(48,315)	$36,195	$(47,136)	$40,382

(1)

Marketplace GOV represents the total transactional amount of Marketplace segment orders placed on our platform in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV was negatively impacted by event cancellations in the amount of $22.2 million during the year ended December 31, 2019 and $216.0 million during the year ended December 31, 2020. Marketplace GOV was negatively impacted by event cancellations in the amount of $91.7 million during the three months ended June 30, 2020 and $18.5 million during the three months ended June 30, 2021. Marketplace GOV was negatively impacted by event cancellations in the amount of $144.5 million during the six months ended June 30, 2020 and $37.0 million during the six months ended June 30, 2021.

(2)

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform during a period, net of event cancellations that occurred during that period. During the year ended December 31, 2019, our Marketplace segment experienced 54,961 event cancellations, compared to 549,085 event cancellations during the year ended December 31, 2020. During the three months ended June 30, 2020, our Marketplace segment experienced 250,677 event cancellations, compared to 48,319 event cancellations during the three months ended June 30, 2021. During the six months ended June 30, 2020, our

Marketplace segment experienced 391,704 event cancellations, compared to 100,094 event cancellations during the six months ended June 30, 2021.
(3)

Total Resale orders represents the volume of Resale segment orders sold by our Resale team in a period, net of event cancellations that occurred during that period. During the year ended December 31, 2019, our Resale segment experienced 1,517 event cancellations, compared to 20,644 event cancellations during the year ended December 31, 2020. During the three months ended June 30, 2020, our Resale segment experienced 3,986 event cancellations, compared to 772 event cancellations during the three months ended June 30, 2021. During the six months ended June 30, 2020, our Resale segment experienced 13,964 event cancellations, compared to 1,913 event cancellations during the six months ended June 30, 2021.

(4)

Adjusted EBITDA is not a measure defined under GAAP. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. For further information about how we calculate adjusted EBITDA, see “Selected Historical and Pro Forma Financial Information of Vivid Seats.”

Marketplace GOV

Marketplace GOV is a key driver of our Marketplace segment’s revenue. Marketplace GOV represents the total transactional amount of Marketplace orders in a period, inclusive of fees, exclusive of taxes, and net of event cancellations that occurred during that period. Marketplace GOV reflects our ability to attract and retain customers, as well as the overall health of the industry.

Our Marketplace GOV is impacted by seasonality with increased activity in the fourth quarter when all major sports leagues are in season and we experience increases in order volume for theater and concert events during the holiday season. In addition to seasonality, quarterly fluctuations in our Marketplace GOV result from the number of cancellations, the overall popularity and resultant demand of performers, tours, teams, and events, as well as length and team composition of sports playoff series and championship games.

Total Marketplace Orders

Total Marketplace orders represents the volume of Marketplace segment orders placed on our platform in a period, net of event cancellations. An order can include one or more tickets or parking passes. Total Marketplace orders allow us to monitor order volume and better identify trends within our Marketplace segment.

Total Resale Orders

Total Resale orders represents the volume of Resale segment orders sold by our Resale team in a period, net of event cancellations. An order can include one or more tickets or parking passes. Total Resale orders allow us to monitor order volume and better identify trends within our Resale segment.

Adjusted EBITDA

We present Adjusted EBITDA, which is a non-GAAP measure, because it is a measure frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe this measure is helpful in highlighting trends in our operating results, because they exclude the impact of items that are outside the control of management or not reflective of ongoing performance related directly to the operation of our online marketplace and resale business.

Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Moreover, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance and highlighting trends in our operating results. See “Selected Historical and Pro Forma Financial Information of Vivid Seats” in the Proxy for information regarding our use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.

Recent Developments

The Business Combination

On April 21, 2021, Vivid Seats entered into a definitive merger agreement (the “Merger Agreement”) with Horizon Acquisition Corporation (“Horizon”), a special purpose acquisition company. The merger transaction will be accounted for as a reverse recapitalization, with Vivid Seats treated as the accounting acquirer. Accordingly, the financial statements of the combined company will represent a continuation of the financial statements of Vivid Seats. In connection with the agreement, Vivid Seats gained access to funds held in Horizon’s trust account, the amount of which would vary based on the number of redemptions exercised by Horizon shareholders, with reductions offset by the Sponsor Backstop Commitment.

In connection with the agreement, Vivid Seats also entered into a private investment in public equity financing (“PIPE Subscription”). As part of the PIPE Subscription, Vivid Seats raised an additional $225.0 million. Eldridge Industries, LLC has committed to make an additional PIPE investment at $10 per share, in an amount equal to Horizon’s shareholder redemptions, if any.

Proceeds from the merger with Horizon and the PIPE Subscription will be used for debt repayment and capital structure optimization, as well as positioning Vivid Seats to continue investing in growth and improving the customer experience.

On October 14, 2021, the Horizon shareholders approved and adopted the Merger Agreement and the other proposals described in the Proxy (File No. 333-256575), which was declared effective by the SEC on September 23, 2021.

See “Summary Term Sheet” in the Proxy for further information regarding terms of the merger agreement.

COVID-19 Has Had a Disproportionately Negative Effect on the Live Entertainment Industry

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Almost immediately, mitigation measures implemented or recommended by governmental authorities and private organizations restricted attendance at live events throughout North America. Through the second quarter of 2021, we have seen a recovery in ticket orders as mitigation measures ease. Although ticket orders for the six months ended June 30, 2021 remain significantly below pre-pandemic levels, ticket orders processed in the three months ended June 30, 2021 have returned to pre-pandemic levels. While the Company continued to recognize a net loss during the six months ended June 30, 2021, the Company realized year-over year increases in revenues and operating income, recognizing operating income of $15,552 thousand through the first six months of 2021.

Reduced ticket sales resulting from the pandemic had a significant adverse impact on the Company’s business and operating results during 2020 and for the six months ended June 30, 2021. The unprecedented restrictions on live events during the pandemic resulted in large-scale event cancellations and meaningfully reduced activity on our platform. The resulting decline in revenue and broader economic impact of the pandemic led us to determine that an impairment triggering event existed during the second quarter of 2020, resulting in an impairment charge of $573.8 million to goodwill, indefinite-lived intangible assets, definite-lived intangible assets, and other long-lived assets. These factors contributed to a net loss of $774.2 million in 2020.

In response to the pandemic and the decreased demand for live entertainment, we took several key actions, including:

•	Raising an additional $260 million in debt in May 2020 to ensure we were able to meet our liquidity needs and to provide greater financial flexibility;

•	Reducing discretionary and variable spending, including reductions to marketing expenses, payment processing fees, and shipping costs, reducing overall expenses by 67% in 2020 as compared to 2019;

•	Reducing full time employee headcount by approximately 50% through furloughs and terminations while maintaining key expertise across core functional areas;

•	Reducing consulting and professional service fees by $7.6 million during 2020; and

•	Reducing office expenses as we shifted to a remote work environment in March 2020.

While some of these cost reductions will be permanent, certain costs will increase as order volume continues to recover. A large portion of our employee headcount reductions were in our operations function. As ticket orders processed on our platform have increased with the resumption of live events in the first half of 2021, we have increased employee staffing in our operations function. We will continue to increase employee staffing as order volume increases.

The COVID-19 pandemic is evolving and the ultimate pace and timing of recovery is uncertain. The recovery of live entertainment to pre-pandemic levels is dependent on future developments, such as restrictions limiting attendance at live events, rates of vaccination against COVID-19, the impact of COVID-19 variants, including their impact on the effectiveness of vaccines, and consumer willingness to attend live events. The pandemic may have a materially adverse impact on our business in future periods. However, we believe we are well positioned for the return of large scale, full capacity events. Throughout the pandemic, we have focused on taking care of our customers while working with our seller community, improving the efficiency of our operations, enhancing the customer journey and experience, and optimizing our marketing programs.

Key Factors Affecting Our Performance

Buyer Sourcing and Retention and Sales Volume

Attracting new buyers to our platform, retaining existing buyers and incentivizing increased purchase frequency drives Marketplace GOV and revenue growth. We attract most new customers to our platform through our marketing efforts, including traffic generation from search engines and affiliate partner websites. We seek to retain our customers by providing an optimal user experience, at a competitive price point, by combining the ability to discover events with personalized recommendations with an efficient checkout process. We seek to create ongoing relationships with our customers by offering a compelling loyalty program, Vivid Seats Rewards, in which customers generate value and savings on future purchases each time they complete a purchase made on a Vivid Seats website or mobile app. The degree to which these efforts are successful has an impact on our sales volume which drives our revenues and Marketplace GOV.

Seller Retention

Attracting and retaining sellers is crucial to driving Marketplace GOV and revenue growth. The continued success and growth of our platform is dependent upon maintaining sufficient quantity and diversity of ticket offerings which, in turn, is dependent on sellers’ decision to utilize our platform. Skybox enables sellers to list their inventory on all major marketplaces through direct application programming interface (“API”) integrations; provides simplified order fulfillment with barcode and PDF integrations; offers automated listing creation and ticket attachment; and provides a reporting suite to manage inventory, purchases, and profitability. Our in-house Resale team uses Skybox and provides feedback and insight to continually enhance the offering. We have a dedicated relationship management team supporting and working alongside our seller community. We also offer a fulfillment service to our sellers so they can remain focused on selling tickets. We will continue to invest in Skybox and provide innovative seller technology and services. The degree to which these efforts are successful has an impact on our revenues and Marketplace GOV.

Enhance our Technology Platform and Product Offering

We aim to provide an efficient and seamless experience for both ticket buyers and sellers on our platform. Vivid Seats has a born-in the-cloud technology platform and our focus on superior technology and actionable data insights has supported scalable, profitable growth. We will continue to invest in our platform to provide easy discovery, search and purchase functionality for ticket buyers. We will also continue to invest in our platform to provide our sellers the ability to manage, sell and deliver inventory in an efficient and informed manner.

We will continue to improve and expand our product offerings, including our Vivid Seats Rewards program and content channels that drive engagement with our customers. We are steadfast in working to optimize the journey and experience of buyers on our platform. We are investing to improve customer acquisition by enabling non-transactional engagement channels, including access to live stream performances, blog content, industry news and gamification on our website and mobile app. We believe these engagement channels will help drive brand awareness and affinity and increase loyalty outside of the traditional transactional purchase process.

Availability of Live Events and Seasonality

Our ability to sell tickets, generate revenue, and achieve growth is dependent on the scheduling of live events and the amount of event cancellations in a given period. Buyers and fans must be willing and able to attend live events. If live events are cancelled, reduced, or restricted, like during the recent global COVID-19 pandemic, our ability to generate revenue and cash will be hindered. If the cessation and large-scale cancellations of events happens again in the future, it may affect our operational and financial outlook. We are optimistic that the demand for live events will return and we believe we are well positioned to benefit from the market rebound and the return of large scale and full capacity events due to our swift operational decisions and financial mitigation measures taken since March 2020.

Due to the seasonal nature of events and the timing of when tickets become available for sale, revenue, cash, and working capital can be impacted by fluctuations in the availability of events for sale to the public. Our Marketplace GOV, Marketplace orders, and revenue are typically the greatest during the fourth quarter. At this time, order volume processed on our platform is the greatest, with all major sports leagues in play and increased holiday demand for concert and theater events.

Success of Marketing Investments

We have historically attracted new customers to our marketplace primarily through performance-based channels, such as paid search engine marketing using our proprietary paid search algorithms that create a unique engine for efficiently bidding on keywords, and affiliated partner websites. While those will continue to be important channels for customer acquisition, we intend to improve our brand presence and awareness to increase traffic generation and orders through direct or unpaid channels. We believe investments in marketing and loyalty will drive sustainable growth in Marketplace GOV and marketplace orders. While we undertake this important initiative, we may have higher marketing and selling expenses and lower revenue due to higher loyalty program costs, with a longer-term time horizon for reaping the benefits. Future growth will depend on the success of our business.

Components of Results of Operations

Revenues

We earn revenues through both our Marketplace and Resale segments.

Marketplace: Our Marketplace segment primarily generates revenue by serving as an intermediary between ticket sellers and ticket buyers in our secondary marketplace. Revenue primarily consists of service and delivery fees, as well as referral fees earned on the purchase of ticket insurance by ticket buyers from third-party insurers.

We recognize Marketplace revenue when the ticket seller confirms an order with the ticket buyer. We recognize revenue net of cancellation charges, including estimated customer refunds (less recoveries) and chargebacks, and loyalty program costs. The reduction to revenue includes actual cancellation charges, as well as the change to forecasted future cancellation charges.

Resale: Our Resale segment primarily earns revenue as a third-party seller of tickets that we own. We recognize Resale revenue based on the value of the ticket order, net of cancellation charges.

Cost of Revenues (exclusive of Depreciation and Amortization)

We incur cost of revenue in both our Marketplace and Resale segments.

Marketplace: Cost of revenues in our Marketplace segment primarily consists of payment processing fees and shipping fees. Cost of revenues in our Marketplace segment also consists of information technology expenses directly attributable to revenue-generating activities, which consist primarily of cloud computing costs and software licenses.

Resale: Cost of revenues in our Resale segment primarily consists of the cost of tickets delivered, an allowance to adjust ticket inventory to lower of cost or net realizable value and to address excess and obsolescence risks, and information technology expenses.

Marketing and Selling

Marketing and selling expenses, which are incurred entirely by our Marketplace segment, primarily consist of online advertising costs aimed towards acquiring new customers, which include fees paid to our advertising affiliates and distributors, paid search engine marketing, and other online marketing activities. Our offline marketing costs include spending on traditional media channels, public relations and advertising agency costs, and partnership expenses with teams, leagues, and theaters.

General and Administrative

General and administrative expenses primarily consist of personnel-related expenses and other types of general and administrative costs. Personnel costs, which are entirely included within general and administrative expenses and constitute the largest percentage of general and administrative expenses, include salaries, employee benefits, equity-based compensation, contractor and outsourced workforce expenses, and other personnel-related costs. General and administrative expenses also include expenses for information technology costs not directly attributable to revenue-generating activities. These information technology costs, which exclude amortization of capitalized internal-use software development costs, include expenses for cloud hosting services, software licenses, and certain software development activities. Other general and administrative expenses also include costs related to consulting and professional services, as well as sales tax contingencies and other corporate costs. Although selling, general and administrative expenses will increase as we scale the business, we expect these expenses to decrease as a percentage of revenue as we grow due to economies of scale.

Depreciation and Amortization

Depreciation and amortization expenses consist of depreciation associated with our property and equipment and amortization related to our personal seat licenses and definite-lived intangible assets, including capitalized software development costs.

Impairment Charges

Impairment charges consist of losses incurred from the impairment of our goodwill, indefinite-lived intangible assets, definite-lived intangible assets, and other long-lived assets.

Interest Expense – Net

Interest expense primarily consists of interest expense associated with our outstanding Term Loan Facilities (defined below – see “Liquidity and Capital Resources”).

Loss on Extinguishment of Debt

Loss on extinguishment of debt is incurred as a result of the retirement of our debt obligations and includes the write-off of the original issuance discount and issuance costs, inclusive of any prepayment penalties.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2020 and 2021

The following table sets forth our results of operations for each of the three and six months ended June 30, 2020 and 2021 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenues	$(28,897)	$115,498	$40,764	$139,612
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	1,325	19,986	21,931	23,911
Marketing and selling	1,634	46,422	33,581	54,377
General and administrative	18,177	29,106	40,598	44,977
Depreciation and amortization	24,080	500	47,977	795
Impairment charges	573,838	—	573,838	—

Income (loss) from operations	$(647,951)	$19,484	$(677,161)	$15,552

Other expenses
Interest expense – net	13,473	16,839	22,766	33,158
Loss on extinguishment of debt	685	—	685	—

Net income (loss)	$(662,109)	$2,645	$(700,612)	$(17,606)

The following table sets forth the components of our results of operations for the three and six months ended June 30, 2020 and 2021 presented as a percentage of revenues:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenues	100%	100%	100%	100%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	(5)	17	54	17
Marketing and selling	(6)	40	82	39
General and administrative	(62)	24	99	32
Depreciation and amortization	(83)	—	118	1
Impairment charges	(1,986)	—	1,408	—

Income (loss) from operations	2,242	19	(1,661)	11

Other expenses
Interest expense – net	(47)	15	56	24
Loss on extinguishment of debt	(2)	—	2	—

Net income (loss)	2,291%	4%	(1,719)%	(13)%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	Three Months Ended June 30,					Six Months Ended June 30,
	2020	2021	Change	% Change		2020	2021	Change	% Change
Revenues:
Marketplace	$(29,063)	$104,648	$133,711	n/m	*%	$28,943	$126,641	$97,698	338%
Resale	166	10,850	10,684	6,436		11,821	12,971	1,150	10

Total revenues	$(28,897)	$115,498	$144,395	n/m	*%	$40,764	$139,612	$98,848	242%

*	Not meaningful

Total revenues increased $144.4 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase, which occurred in both our Marketplace and Resale segments, resulted from a reduction in cancellations due to the COVID-19 pandemic and an increase in order volume resulting from the resumption of live events. The pandemic and resulting mitigation measures had a significant adverse effect on order volume and event cancellations during the second quarter of 2020. By the second quarter of 2021, the local governments were in the process of lifting large scale restrictions on live events and for the quarter ended June 30, 2021, our order volume had returned to pre-pandemic levels.

Total revenues increased $98.8 million, or 242% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in total revenues was less pronounced during the first six months of the year, when compared to the three months ended June 30, 2021, due to the timing of the pandemic’s onset in March 2020 and the gradual resumption of live events through the first six months of 2021.

Marketplace

The following table presents revenues in our Marketplace segment by event category (in thousands, except percentages):

	Three Months Ended June 30,					Six Months Ended June 30,
	2020	2021	Change	% Change		2020	2021	Change	% Change
Revenues:
Concerts	$(10,123)	$49,843	$59,966	n/m	*%	$24,224	$56,857	$32,633	135%
Sports	(17,805)	48,005	65,810	n/m	*	(71)	62,143	62,214	n/m *
Theater	(1,162)	6,515	7,677	n/m	*	4,570	7,298	2,728	60
Other	27	285	258	956		220	343	123	56

Total marketplace revenues	$(29,063)	$104,648	$133,711	n/m	*%	$28,943	$126,641	$97,698	338%

*	Not meaningful

Marketplace revenue increased by $133.7 million during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in Marketplace revenue resulted primarily from an overall increase in ticket orders processed on our Marketplace platform, combined with fewer event cancellation charges.

Total orders processed on our Marketplace platform, net of event cancellations, increased from negative 0.2 million orders during the three months ended June 30, 2020 to 1.7 million orders during the three months ended June 30, 2021. The increase in orders processed is commensurate with the increase in events held after restrictions on fan attendance due to the pandemic were reduced or lifted. These increases are largely consistent across all event categories, with the greatest increase in sports. The increase in the sports category was greatest, due to the timing of professional sports seasons in North America and the loosening of restrictions on fan attendance.

Cancellation charges, which are recognized as a reduction to revenues, were $35.1 million for the three months ended June 30, 2020, compared to $15.8 million for the three months ended June 30, 2021. Due to the mass cancellations of live events during the initial phases of the pandemic in 2020, cancellation charges were significantly higher during the three months ended June 30, 2020.

Marketplace revenue increased by $97.7 million during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase resulted from an increase in orders processed on our Marketplace platform, combined with fewer event cancellation charges in the first six months of 2021. Total orders processed on our Marketplace platform, net of event cancellations, increased 89%, from 1.1 million during the six months ended June 30, 2020 to 2.0 million during the six months ended June 30, 2021. Meanwhile, cancellation charges, decreased from $57.0 million during the six months ended June 30, 2020 to $17.2 million for the six months ended June 30, 2021.

Marketplace revenue by business model consisted of the following during the three and six months ended June 30, 2020 and 2021 (in thousands, except percentages):

	Three Months Ended June 30,					Six Months Ended June 30,
	2020	2021	Change	% Change		2020	2021	Change	% Change
Revenues:
Owned Properties	$(18,958)	$84,535	$103,493	n/m	*%	$24,120	$102,731	$78,611	326%
Private Label	(10,105)	20,113	30,218	n/m	*	4,823	23,910	19,087	396

Total marketplace revenues	$(29,063)	$104,648	$133,711	n/m	*%	$28,943	$126,641	$97,698	338%

*	Not meaningful

The increases in revenue from both Owned Properties and Private Label during the three and six months ended June 30, 2021 resulted primarily from the increase in order volume resulting from the loosening of restrictions on live events. The sports event category comprises a greater overall proportion of the event mix for our Owned Properties, and as a result, Owned Properties had a greater increase in revenues compared to Private Label during the three months ended June 30, 2021.

Resale

Revenue for our Resale segment increased $10.7 million during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase resulted primarily from higher ticket sales volume. Total Resale orders increased from zero during the three months ended June 30, 2020 to 35 thousand during the three months ended June 30, 2021. Cancellation charges classified as a reduction of revenue negatively impacted Resale revenue by $1.2 million and $1.8 million for the three months ended June 30, 2020 and 2021, respectively.

Revenue for our Resale segment increased $1.2 million, or 10%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Cancellation charges classified as a reduction of revenue negatively impacted Resale revenue by $3.4 million and $2.9 million for the six months ended June 30, 2020 and 2021, respectively.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
Cost of revenues:
Marketplace	$969	$13,707	$12,738	1,315%	$11,548	$16,407	$4,859	42%
Resale	356	6,279	5,922	1,663	10,383	7,504	(2,879)	(28)

Total cost of revenues	$1,325	$19,986	$18,661	1,408%	$21,931	$23,911	$1,980	9%

Total cost of revenues increased $18.7 million, or 1,408%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Total cost of revenues increased $2.0 million, or 9%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The year-over-year increases to total cost of revenues resulted from the higher sales volume in both our Marketplace and Resale segments.

Marketplace

Marketplace cost of revenues increased by $12.7 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase in cost of revenues is consistent with the increase in total marketplace orders processed, which increased from negative 0.2 million orders for the three months ended June 30, 2020 to 1.7 million orders for the three months ended June 30, 2021.

Marketplace cost of revenues increased by $4.9 million, or 42%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in cost of revenues is consistent with the increase in total marketplace orders processed, which increased 89% from 1.1 million for the six months ended June 30, 2020 to 2.0 million for the six months ended June 30, 2021. Cost of revenues as a percentage of revenues in our Marketplace segment decreased from 40% during the six months ended June 30, 2020 to 13% during the six months ended June 30, 2021, due primarily to the impact of greater cancellation charges recorded as a reduction to revenue in the first six months of 2020.

Resale

Resale cost of revenues increased $5.9 million for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase, which resulted from higher overall ticket sales volume of 35 thousand orders during the three months ended June 30, 2021 compared to zero orders during the three months ended June 30, 2020, is consistent with the overall increase in Resale revenue. Cancellation charges resulted in a reduction to Resale cost of revenues of $0.9 million and $1.3 million for the three months ended June 30, 2020 and 2021, respectively.

Resale cost of revenues decreased $2.9 million, or 28%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease resulted from lower ticket inventory costs. Cancellation charges resulted in a reduction to Resale cost of revenues of $2.1 million for both the six months ended June 30, 2020 and 2021.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
Marketing and selling:
Online	$1,161	$45,096	$43,935	3,784%	$29,920	$52,885	$22,965	77%
Offline	473	1,326	853	180	3,661	1,492	(2,169)	(59)

Total marketing and selling	$1,634	$46,422	$44,788	2,741%	$33,581	$54,377	$20,796	62%

Marketing and selling expenses, which are entirely attributable to our Marketplace segment, increased $44.8 million during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Marketing and selling expenses increased $20.8 million, or 62% for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

The increase in expenses primarily resulted from greater spending on online advertising during the second quarter of 2021. Compared to the prior year, our spend on online advertising increased by $43.9 million and $23.0 million during the three and six months ended June 30, 2021, respectively. As restrictions on the attendance of live events were reduced or lifted, we increased our spending on paid search engine marketing to capitalize on the increase in live event attendance.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
General and administrative
Personnel expenses	$10,567	$9,602	$(965)	(9)%	$23,170	$16,273	$(6,897)	(30)%
Sales tax expense	(410)	11,083	11,493	n/m *	4,720	13,445	8,725	185
Other	8,020	8,421	401	5	12,708	15,259	2,551	20

Total general and administrative	$18,177	$29,106	$10,929	60%	$40,598	$44,977	$4,379	11%

*	Not meaningful

General and administrative expenses increased $10.9 million, or 60%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. The increase primarily resulted from higher order volumes during the three months ended June 30, 2021, which resulted in an increase to sales tax expenses of $11.5 million.

General and administrative expenses increased $4.4 million, or 11%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase primarily resulted from higher order volumes during the six months ended June 30, 2021, which resulted in an increase to sales tax expenses of $8.7 million. Other general and administrative expenses also increased by $2.6 million during the first six months of 2021, primarily due to a $6.4 million increase in consulting and professional service fees related to the planned merger transaction with Horizon, in addition to a $1.9 million increase in legal fees. Those increases were partially offset by a $5.7 million decrease in other corporate spending, including charitable contributions and travel and entertainment.

The increases in general and administrative expenses during the first six months of 2021 were partially offset by a $6.9 million decrease in personnel expenses. Following the onset of the pandemic in March 2020, we significantly reduced our employee headcount, resulting in lower personnel expenses. These headcount reductions were most pronounced in our operations function. Beginning in the second quarter of 2021, we began to increase headcount in our operations function. As we expect ticket volumes to continue to increase throughout the rest of 2021, we expect the number of employees in our operations function to also increase.

Depreciation and Amortization

The following table presents depreciation and amortization expenses (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
Depreciation and amortization	$24,080	$500	$(23,580)	(98)%	$47,977	$795	$(47,182)	(98)%

Depreciation and amortization expenses decreased $23.6 million during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Depreciation and amortization expenses decreased $47.2 million during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decreases primarily resulted from the impairment of our definite-lived intangible assets and other long-lived assets and equipment in the second quarter of 2020.

Impairment Charges

During the three and six months ended June 30, 2020, we incurred impairment charges of $573.8 million. These impairment charges were triggered by the effects of the COVID-19 pandemic. Due to the effects of the pandemic, we experienced a substantial reduction of revenue during the first half of 2020, which continued through the remainder of the year. We did not incur any impairment charges during the first six months of 2021.

For additional information related to our impairment charges incurred during 2020, refer to Note 8 of the audited financial statements included elsewhere in this proxy statement/prospectus.

Other Expenses

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2021	Change	% Change	2020	2021	Change	% Change
Other expenses
Interest expense – net	$13,473	$16,839	$3,366	25%	$22,766	$33,158	$10,392	46%
Loss on extinguishment of debt	685	—	(685)	(100)	685	—	(685)	(100)

Total other expenses	$14,158	$16,839	$2,681	19%	$23,451	$33,158	$9,707	41%

Interest expense – net

Interest expense increased by $3.4 million, or 25%, for the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Interest expense increased by $10.4 million, or 46%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Interest expense increased as a result of the Company’s May 2020 First Lien Loan (as defined in the Proxy), which did not incur interest expense prior to May 2020.

Loss on extinguishment of debt

Loss on extinguishment of debt decreased $0.7 million during the three and six months ended June 30, 2021. We incurred a loss of $0.7 million in May 2020 related to the retirement of our revolving credit facility. We did not incur any debt extinguishment charges during the first half of 2021.

Comparison of the Years Ended December 31, 2019 and 2020

The following table sets forth our results of operations for each of the years ended December 31, 2019 and 2020 (in thousands):

	Years Ended December 31,
	2019	2020
Revenues	$468,925	$35,077
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	106,003	24,690
Marketing and selling	178,446	38,121
General and administrative	101,335	66,199
Depreciation and amortization	93,078	48,247
Impairment charges	—	573,838

Loss from operations	$(9,937)	$(716,018)

Other expenses
Interest expense – net	41,497	57,482
Loss on extinguishment of debt	2,414	685

Net loss	$(53,848)	$(774,185)

The following table sets forth the components of our results of operations for the years ended December 31, 2019 and 2020 presented as a percentage of revenues:

	Years Ended December 31,
	2019	2020
Revenues	100%	100%
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	23	70
Marketing and selling	38	109
General and administrative	21	189
Depreciation and amortization	20	138
Impairment charges	—	1,635

Loss from operations	(2)	(2,041)

Other expenses
Interest expense – net	9	164
Loss on extinguishment of debt	—	2

Net loss	(11)%	(2,207)%

Revenues

The following table presents revenues by segment (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Revenues:
Marketplace	$403,645	$23,281	$(380,364)	(94)%
Resale	65,280	11,796	(53,484)	(82)

Total revenues	$468,925	$35,077	$(433,848)	(93)%

Total revenues decreased $433.8 million, or 93%, in 2020 compared to 2019. The decrease, which occurred in both our Marketplace and Resale segments, resulted from the unprecedented nature of the global COVID-19 pandemic and the mass suspension and cancellation of live events from March 2020 onward.

Marketplace

The following table presents revenues in our Marketplace segment by event category (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Revenues:
Concerts	$187,753	$15,775	$(171,978)	(92)%
Sports	169,577	3,484	(166,093)	(98)
Theater	44,754	3,759	(40,995)	(92)
Other	1,561	263	(1,298)	(83)

Total marketplace revenues	$403,645	$23,281	$(380,364)	(94)%

Marketplace revenue decreased by $380.4 million, or 94%, in 2020 compared to 2019.

During 2020, governmental restrictions and social mitigation efforts aimed at slowing the spread of COVID-19 resulted in a large-scale suspension of live entertainment events from March through the end of the year. Each of the professional sports leagues either suspended or greatly reduced fan attendance for most of the year. Similarly, live music concerts, theater, and other live entertainment were greatly reduced during 2020.

Consequently, the number of ticketed events and orders processed on our platform decreased significantly. Total marketplace orders processed on our platform decreased 85% from 7.2 million in 2019 to 1.1 million in 2020. The decrease in orders processed is commensurate with the decrease in scheduled events resulting from the pandemic. These decreases are largely consistent across all our event categories.

In addition to reduced order volume on our platform, the COVID-19 pandemic caused significantly more cancellation charges in 2020 compared to 2019. Cancellation charges, which are recognized as a reduction to revenues, were $76.7 million in 2020, compared to $15.6 million in 2019. During 2020, event cancellation rates for sports and theater events were approximately double the cancellation rate for concerts, which were more likely to be postponed rather than cancelled.

Marketplace revenue by business model consisted of the following during 2019 and 2020 (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Revenues:
Owned Properties	$329,262	$24,188	$(305,074)	(93)%
Private Label	74,383	(907)	(75,290)	(101)

Total marketplace revenues	$403,645	$23,281	$(380,364)	(94)%

The decreases in revenue from both Owned Properties and Private Label resulted primarily from the impact of the COVID-19 pandemic and the mass suspension and cancellation of live events. The percentage revenue decrease for Owned Properties was less than Private Label in 2020 due to the disproportionate impact of cancellation charges.

Resale

Revenue at our Resale segment decreased $53.5 million, or 82%, in 2020 compared to 2019. The decrease resulted primarily from lower ticket sales volume and increases in event cancellations and refunds. Cancellation charges classified as a reduction of revenue amounted to $0.4 million and $6.7 million in 2019 and 2020, respectively. Both the decline in sales volume and increase in cancellation charges resulted from the effects of the COVID-19 pandemic.

Cost of Revenues (exclusive of Depreciation and Amortization)

The following table presents cost of revenues by segment (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Cost of revenues:
Marketplace	$52,857	$13,741	$(39,116)	(74)%
Resale	53,146	10,949	(42,197)	(79)

Total cost of revenues	$106,003	$24,690	$(81,313)	(77)%

Total cost of revenues decreased $81.3 million, or 77%, in 2020 compared to 2019. The decrease resulted from the decline in sales volume in both our Marketplace and Resale segments.

Marketplace

Marketplace cost of revenues decreased by $39.1 million, or 74%, in 2020 compared to 2019. The decrease in cost of revenues is consistent with the decrease in total marketplace orders processed, which decreased by 85% from 7.2 million orders in 2019 to 1.1 million orders in 2020. Cost of revenues as a percentage of revenues in our Marketplace segment increased from 13% in 2019 to 59% in 2020. Cost of revenues constituted a greater percentage of our revenues in 2020 due to the impact of increased cancellation charges, which are recognized as a reduction to revenues.

Resale

Resale cost of revenues decreased $42.2 million, or 79%, in 2020 compared to 2019. The decrease, which resulted from lower overall ticket sales volume, is consistent with the overall decrease in Resale revenue. Cost of revenues as a percentage of revenues in our Resale segment increased from 81% in 2019 to 93% in 2020. Cost of revenues represented a greater proportionate share of revenues during 2020, due to the impact of the increased effect of cancellation charges in 2020. Cancellation charges resulted in a reduction to Resale cost of revenues of zero and $4.3 million in 2019 and 2020, respectively. The increase in cancellation charges is due to the effects of the COVID-19 pandemic.

Marketing and Selling

The following table presents marketing and selling expenses (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Marketing and selling:
Online costs	$166,315	$34,213	$(132,102)	(79)%
Offline costs	12,131	3,908	(8,223)	(68)

Total marketing and selling	$178,446	$38,121	$(140,325)	(79)%

We reduced our marketing and selling expenditures significantly in 2020, due to event cancellations caused by the pandemic. Marketing and selling expenses, which are entirely attributable to our Marketplace segment, decreased $140.3 million, or 79%, in 2020 compared to 2019. The overall decrease in spend during 2020 primarily resulted from a reduction in online marketing and selling expenses.

Online marketing and selling expenses decreased $132.1 million, or 79%, in 2020 compared to 2019 primarily due to lower spending on paid search engine marketing. Offline marketing and selling expenses decreased $8.2 million, or 68%, due to less spending on partnership marketing expenses and less advertising on television and radio. As the COVID-19 pandemic unfolded during the year, we were able to renegotiate or reduce our commitments to certain partnership agreements, particularly given restrictions limiting attendance at live entertainment events.

General and Administrative

The following table presents general and administrative expenses (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
General and administrative:
Personnel expenses	$60,659	$37,696	$(22,963)	(38)%
Sales tax expense	10,819	7,060	(3,759)	(35)
Other	29,857	21,443	(8,414)	(28)

Total general and administrative	$101,335	$66,199	$(35,136)	(35)%

General and administrative expenses decreased $35.1 million, or 35%, in 2020 compared to 2019. The decrease primarily resulted from reduced personnel expenses, which decreased by $23.0 million during 2020 when compared to 2019. Due to the effects of the pandemic, we reduced our employee headcount from 523 employees as of December 31, 2019 to 264 employees as of December 31, 2020. These reductions were primarily in our operations function. As ticket volumes increase, we expect the number of employees in this function to also increase.

The amount of sales tax expenses incurred by us also decreased during 2020, primarily due to the effects of the pandemic. Sales tax expenses did not decrease proportionately with revenue during 2020, because the Company now expects to incur sales tax obligations in more jurisdictions than in 2019.

Other general and administrative expenses decreased by $8.4 million, primarily due to a $7.6 million reduction in consulting and professional service fees, in addition to a $6.9 million reduction in other corporate spending, including travel and entertainment. Those decreases were partially offset by a $6.1 million increase in charitable spending.

Depreciation and Amortization

The following table presents depreciation and amortization expenses (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Depreciation and amortization	$93,078	$48,247	$(44,831)	(48)%

Depreciation and amortization expenses decreased $44.8 million, or 48%, in 2020 as compared to 2019. The decrease primarily resulted from the impairment of our definite-lived intangible assets and property and equipment in the second quarter of 2020.

Impairment Charges

During 2020, we incurred impairment charges of $573.8 million. These impairment charges were triggered by the effects of the COVID-19 pandemic. Due to the effects of the pandemic, we experienced a substantial reduction of revenue during the first half of 2020, which continued through the remainder of the year. We anticipate that the COVID-19 pandemic and mitigation policies enacted by governmental entities will continue to have a material impact on our cash flows in the future.

The impairments, which occurred in the second quarter of 2020, resulted in reductions to the value of our goodwill and indefinite-lived trademark of $377.1 million and $78.7 million, respectively. The impairment also resulted in a complete write-off of our definite-lived intangibles, which included internally developed technology, supplier relationships, customer relationships, and non-compete agreements, in addition to our property and equipment and personal seat licenses.

Other Expenses

The following table presents other expenses (in thousands, except percentages):

	Years Ended December 31,
	2019	2020	Change	% Change
Other expenses
Interest expense – net	$41,497	$57,482	$15,985	39%
Loss on extinguishment of debt	2,414	685	(1,729)	(72)

Total other expenses	$43,911	$58,167	$14,256	32%

Interest expense – net

Interest expense – net increased $16.0 million, or 39%, in 2020 compared to 2019. The increase was primarily a result of $15.7 million in additional interest which was capitalized into the principal of our $260 million first lien loan issued in May 2020, partially offset by lower cash interest primarily due to a $40 million payoff of our June 2017 Second Lien Loan (as defined in the Proxy) in 2019.

Loss on extinguishment of debt

Loss on extinguishment of debt decreased $1.7 million, or 72%, in 2020 compared to 2019. The loss incurred in 2020 resulted from the retirement of our revolving credit facility in May 2020. The $2.4 million loss on extinguishment of debt incurred during 2019 resulted from a $40 million payoff of our June 2017 Second Lien Loan in 2019.

Liquidity and Capital Resources

We have historically financed our operations primarily through cash generated from our operating activities. Our primary short-term requirements for liquidity and capital are to fund general working capital, capital expenditures, and debt service requirements. Our primary long-term liquidity needs are related to acquisitions and the repayment of our loans.

Our primary sources of funds are cash generated from operations and proceeds from borrowings, including our term loans and revolving credit facility. In response to the pandemic, we borrowed $50.0 million under our revolving credit facility in March 2020 and subsequently entered into the May 2020 First Lien Loan. We received $251.5 million in net cash proceeds from the May 2020 First Lien Loan, which we used to repay the $50.0 million in outstanding borrowings under the revolving credit facility in May 2020 and to fund our operations. As noted in the “Liquidity and Capital Resources—Loan Agreements” section below, we expect to repay the May 2020 First Lien Loan in connection with, and using the proceeds from, the merger transaction with Horizon and the PIPE Subscription. We believe our existing cash and cash equivalents are sufficient to fund our liquidity needs for the next 12 months.

As of June 30, 2021, we had $460.9 million of cash and cash equivalents. Cash and cash equivalents consist of interest-bearing deposit accounts, money market accounts managed by third-party financial institutions, and highly liquid investments with maturities of three months or less. At this time, we do not anticipate a need to raise additional capital upon consummation of the Transactions based on the amount of capital raised in the business combination and PIPE Subscription, in addition to cash generated from our operating activities. Through June 30, 2021, we have generated positive cash flows from our operating activities.

Loan Agreements

As of June 30, 2021, we are party to two separate credit facilities (collectively, the “Term Loan Facilities”), as further described in the “Description of Certain Indebtedness” section below.

In response to the pandemic, we borrowed $50.0 million under the Revolving Facility (as defined in the “Description of Certain Indebtedness” section below) in March 2020. We then entered into the May 2020 First Lien Loan, which resulted in $251.5 million in net cash proceeds. We used the net cash proceeds from the May 2020 First Lien Loan to immediately repay the $50.0 million in outstanding borrowings under the Revolving Facility and to fund operations of the Company. The Revolving Facility was terminated in full simultaneously with the repayment in May 2020.

The May 2020 First Lien Loan, which is pari passu with the June 2017 First Lien Loan (as defined in the Proxy), carries a variable interest rate of LIBOR plus an applicable margin of 9.50%, or a base rate plus an applicable margin of 8.50%. The May 2020 First Lien Loan matures in May 2026, subject to an earlier springing maturity date of June 30, 2024 if the June 2017 First Lien Loan, or a refinancing thereof with scheduled payments of principal prior to June 30, 2024, remains outstanding as of that date. The effective interest rate on the May 2020 First Lien Loan, which fluctuates based on certain paid-in-kind elections, was 11.50% per annum as of December 31, 2020 and June 30, 2021. Interest incurred under the May 2020 First Lien Loan was capitalized into the principal quarterly in August and November 2020, resulting in an outstanding principal of $275.7 million as of December 31, 2020. Additional interest was capitalized into the principal in the first six months of 2021, resulting in an outstanding principal of

$295.2 million as of June 30, 2021. We made no payments during 2020 or the first six months of 2021 on the May 2020 First Lien Term Loan, which has no principal amortization payments until maturity. We expect to repay this loan in full in connection with, and using the proceeds from, the merger transaction with Horizon and the PIPE Subscription.

We have an outstanding loan balance of $615.5 million under the June 2017 First Lien Loan as of June 30, 2021, which matures on June 30, 2024. Under the June 2017 First Lien Loan, we make quarterly amortization payments of $1.6 million, which amounted to $7.0 million during 2019 and $5.9 million during 2020. During the six months ended June 30, 2021, we made a amortization payments of $3.2 million. The effective interest rate on the June 2017 First Lien Loan, which fluctuates based on market interest rates, was 5.3% and 4.5% per annum as of December 31, 2019 and 2020, respectively. The effective interest rate during the six months ended June 30, 2021 was 4.5%. We made no payments under the June 2017 First Lien Loan during 2019, 2020, or the six months ended June 30, 2021, aside from the required quarterly amortization payments and required pre-payments of excess cash flow.

During 2019, we made a payment of $40 million to fully prepay our June 2017 Second Lien Loan.

As of June 30, 2021, the combined outstanding balance under the Term Loan Facilities, excluding discounts and debt issuance costs, was $910.7 million.

For additional information on our loan obligations, refer to Note 13 of the audited financial statements included elsewhere in this proxy statement/prospectus.

Tax Receivable Agreement

At the Closing (as defined in the Proxy), Vivid Seats PubCo (as defined in the Proxy) will enter into the Tax Receivable Agreement (as defined in the Proxy) with Hoya Intermediate, the TRA Holder Representative, Hoya Topco and the other TRA Holders (as such terms are defined in the Proxy) that will provide for the payment by Vivid Seats PubCo to Hoya Topco and the other TRA Holders of 85% of the amount of certain tax benefits, if any, that Vivid Seats PubCo and certain of its subsidiaries actually realizes, or in some circumstances is deemed to realize, as a result of the various transactions occurring in connection with the Closing or in the future that are described above, including benefits arising from tax basis adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. The payment obligations under the Tax Receivable Agreement are obligations of Vivid Seats PubCo, and we expect that the payments we will be required to make under the tax receivable agreement will be substantial.

The amount and timing of future tax benefits Vivid Seats PubCo realizes as a result of future exchanges of Intermediate Common Units (as defined in the Proxy) by Hoya Topco and other TRA Holders, and the resulting amounts Vivid Seats PubCo will be required to pay to Hoya Topco and other TRA Holders pursuant to the Tax Receivable Agreement, will vary based on, among other things, (i) the amount and timing of future exchanges of Intermediate Common Units by Hoya Topco and other TRA Holders, and the extent to which such exchanges are taxable, (ii) the price per share of the Vivid Seats Class A common stock (as defined in the Proxy) at the time of the exchanges, (iii) the amount and timing of future income against which to offset the tax benefits, and (iv) the tax rates then in effect. To date, no exchanges of Intermediate Common Units by Hoya Topco or other TRA Holders have occurred. Due to the uncertainty around the timing and extent of future exchanges, we are unable to estimate the future payment obligations under the Tax Receivable Agreement.

If Vivid Seats PubCo were to elect to terminate the Tax Receivable Agreement immediately after the business combination, assuming the market value of Vivid Seats Class A common stock is equal to $10 per share, Vivid Seats PubCo currently estimates that it would be required to pay approximately $425 million to satisfy its total liability. For more information about the Tax Receivable Agreement, see the section int the Proxy entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Tax Receivable Agreement.”

Cash Flows

The following table summarizes our cash flows for the periods indicated (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Net cash provided by (used in) operating activities	$76,478	$(33,892)	$(13,100)	$182,996
Net cash used in investing activities	(40,155)	(7,605)	(4,983)	(4,212)
Net cash provided by (used in) financing activities	(55,462)	245,545	247,689	(3,206)
Net increase (decrease) in cash and cash equivalents	$(19,139)	$204,048	$229,606	$175,578

Cash Provided by (Used in) Operating Activities

During the six months ended June 30, 2020, net cash used in operations was $13.1 million, primarily resulting from a net loss of $700.6 million, after consideration of non-cash charges of $626.6 million and a net decrease of $60.9 million in net operating assets. Net cash generated by changes in operating assets and liabilities for the six months ended June 30, 2020 consisted primarily of a $180 million increase in accrued expenses and other current liabilities, partially offset by a $84.5 million increase in prepaid expenses and other current assets and a $41.5 million increase in accounts receivable.

The increase in accrued expenses resulted from an increase in customer credits and accruals for future cancellations related to large-scale cancellations following the onset of the COVID-19 pandemic. The increase in prepaid expenses and other current assets and accounts receivable resulted from expected recoveries from ticket sellers on future cancellations. Non-cash charges related primarily to impairment charges of $573.8 million during the six months ended June 30, 2020.

During the six months ended June 30, 2021, operating activities generated $183.0 million in cash and cash equivalents, primarily resulting from a net loss of $17.6 million, after consideration of non-cash charges of $21.9 million and a net decrease of $178.7 million in net operating assets. Net cash generated by changes in operating assets and liabilities for the six months ended June 30, 2021 consisted primarily of a $175.0 million increase in accounts payable and a $62.1 million increase in accrued expenses and other current liabilities. The increase to accounts payable resulted primarily from increased payment liabilities to sellers on our Marketplace platform, while the increase in accrued expenses and other current liabilities resulted primarily from a $39.3 million increase in accrued future customer compensation and a $13.2 million increase in accrued sales tax. These increases in working capital liabilities were partially offset by an increase in prepaid expenses and other current assets of $38.2 million for the six months ended June 30, 2021, which increased primarily as a result of an increase in expected recoveries of future customer compensation costs of $30.5 million and an increase in prepaid ticket inventory of $4.1 million. Non-cash charges related primarily to interest expense paid-in-kind during the six months ended June 30, 2021.

During 2019, operating activities generated $76.5 million in cash and cash equivalents, primarily resulting from a net loss of $53.8 million, after consideration of non-cash charges of $104.5 million and a net decrease of $25.8 million in net operating assets. Net cash generated by changes in operating assets and liabilities for 2019 consisted primarily of a $23.3 million increase in accrued expenses and other current liabilities. The increase in accrued expenses and other current liabilities resulted from an increase in accrued taxes and other expenses. Non-cash charges relate primarily to depreciation and amortization and equity-based compensation during 2019.

During 2020, operating activities used $33.9 million in cash and cash equivalents, primarily resulting from a net loss of $774.2 million, after consideration of non-cash charges of $646.8 million and a net decrease of $93.5 million in net operating assets. Net cash generated by changes in operating assets and liabilities for 2020 consisted primarily of a $195.4 million increase in accrued expenses and a $4.1 million decrease in inventories, partially offset by a $67.6 million increase in prepaid expenses and other current assets and a $28.7 million decrease in accounts payable.

The increase in accrued expenses resulted from $125.5 million in customer credits related to large-scale cancellations following the onset of the COVID-19 pandemic in early 2020 and $94.1 million in accruals for future cancellations, partially offset by reduced marketing and other expenses. The increase in prepaid expenses and other current assets resulted from expected recoveries from ticket sellers on future cancellations, while the decrease in accounts payable resulted from an overall decrease in business activities due to the pandemic. Non-cash charges incurred during 2020 relate primarily to our asset impairments of $573.8 million, depreciation and amortization of $48.2 million, and interest paid-in-kind of $15.7 million.

Cash Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2020 was $5.0 million, which was almost exclusively related to capital spending on development activities related to our platform.

Net cash used in investing activities for the six months ended June 30, 2021 was $4.2 million primarily related to capital spending on development activities related to our platform.

Net cash used in investing activities in 2019 was $40.2 million, which included a payment of $31.1 million for the acquisition of Fanxchange Limited in April 2019, net of cash acquired. The remaining $9.1 million was primarily related to capital spending on development activities related to our platform and other product enhancements.

Net cash used in investing activities in 2020 was $7.6 million, which was almost exclusively related to capital spending on development activities related to our online marketplace.

Our capital spending decreased during 2020 due to cost reductions implemented following the onset of the COVID-19 pandemic in 2019. These cost reductions included a reduction in developer employees, which resulted in lower capitalized development costs, and lower spending on property and equipment.

Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2020 was $247.7 million, which resulted primarily from $260.0 million in proceeds from our May 2020 First Lien Loan. This was partially offset by $3.7 million in principal payments on our June 2017 First Lien Loan, $6.5 million arranger fee on the May 2020 First Lien Loan, and $2.0 million in other debt-related costs. We also borrowed $50.0 million under our Revolving Facility, which was repaid in May 2020.

Net cash used in financing activities for the six months ended June 30, 2021 was $3.2 million related to payments on our June 2017 First Lien Loan.

Net cash used in financing activities in 2019 was $55.5 million. Significant financing activities consisted of a $40.0 million payment to extinguish our June 2017 Second Lien Loan, and $7.0 million in payments related to our June 2017 First Lien Loan. We also made tax distributions to our members of $8.1 million during 2019.

Net cash provided by financing activities in 2020 was $245.5 million, which resulted primarily from $260.0 million in proceeds from our May 2020 First Lien Loan. This was partially offset by $5.9 million in principal payments on our June 2017 First Lien Loan, $6.5 million arranger fee on the May 2020 First Lien Loan, and $2.1 million in other debt-related costs. During 2020, we also borrowed $50.0 million under our Revolving Facility, which was subsequently repaid during the year.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.

Indemnification Agreements

In the ordinary course of business, we include limited indemnification provisions under certain agreements with parties with whom we have commercial relations of varying scope and terms. Under these contracts, we may indemnify; hold harmless; and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with breach of the agreements; or intellectual property infringement claims made by a third party; including claims by a third party with respect to our domain names, trademarks, logos and other branding elements to the extent that such marks are applicable to its performance under the subject agreement. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with our indemnification provisions.

In addition, we have entered into indemnification agreements with our directors, executive officers, and certain other employees that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Actual results may differ from these estimates under different assumptions or conditions. We believe that the assumptions and estimates associated with revenue recognition; equity-based compensation; and impairment of our goodwill, indefinite-lived intangible assets, definite-lived intangible assets, and long-lived assets have the greatest potential impact on our consolidated financial statements. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated balance sheets, results of operations, and cash flows.

Revenue Recognition

Revenue from our Marketplace segment primarily consists of service and delivery fees from ticketing operations, reduced by incentives provided to ticket buyers. We also recognize revenue for referral fees earned on the purchase of ticket insurance by ticket buyers from third-party insurers. We recognize revenue from our Marketplace segment when the ticket seller confirms an order with the ticket buyer, at which point the seller is obligated to deliver the tickets to the ticket buyer in accordance with the original marketplace listing. Revenue from Marketplace transactions is recognized on a net basis, because we act as an agent for these transactions.

When a cancellation charge is incurred, previously recognized revenue is reversed. We estimate future cancellation charges for ticketed events sold in our marketplace, with a corresponding reduction to revenue. We estimate future cancellations based on the amount of recorded sales transactions in our marketplace and cancellation charge history for those types of events. Specific judgments and assumptions considered when estimating future cancellations under normal circumstances include historical cancellation charges as a percentage of revenues, the average length of time to realize such charges, and the potential exposure based on recent sales activity. Starting in the first quarter of 2020, we also project future event cancellations when estimating future cancellation charges. Prior to the COVID-19 pandemic, future cancellation charges resulting specifically from event cancellations were immaterial. Factors considered when projecting the impact of future event cancellations include historical event cancellation rates, known developments in the COVID-19 pandemic, including mitigation measures enacted by governmental authorities, and the amount of ticket sales potentially exposed based on recent sales activity. Such estimates are inherently uncertain as we are unable to predict the actual cancellations that will occur. As a result of the COVID-19 pandemic, cancellation charge estimates increased materially in 2020 due to the large-scale volume of cancellations that occurred as a result of the pandemic. Actual cancellation charges recorded may be materially different amounts than we have estimated due to developments in the COVID-19 pandemic and their impact on the number of canceled events.

The amount of estimated payments to customers for future cancellation charges, known as accrued future customer compensation, is classified within accrued expenses and other current liabilities, with a corresponding asset for expected recoveries from ticket sellers recorded within prepaid expenses and other current assets on our consolidated balance sheets. When an event is cancelled, ticket buyers may select to receive either a cash refund or credit for future purchases in our marketplace. When a credit is redeemed, revenue is recognized.

Due to the timing of event cancellations and the volume of cancellations resulting from the COVID-19 pandemic, amounts provided to customers for cancelled events may exceed net sales in certain periods, resulting in negative revenue for the period.

We also offer our customers the opportunity to participate in our loyalty program through our Marketplace segment, which allows customers to earn credits based on Owned Properties transactions. Customers may redeem these credits on future transactions processed in our marketplace. We defer revenue associated with these credits, which is recorded as deferred revenue on our consolidated balance sheets. We recognize breakage income from customer credits, including those processed for event cancellations. Breakage income, which is recorded as revenue, is based on historic customer redemption patterns. We have not made any material changes in the methodologies, estimates, or assumptions related to breakage income during the periods presented and do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions in the future.

Revenue from our Resale business primarily consists of sales of tickets to customers through online secondary marketplaces. We recognize Resale revenue on a gross basis because we act as a principal in these transactions. We recognize Resale revenue when an order is confirmed.

Equity-Based Compensation

Certain members of management have been granted equity-based awards, consisting primarily of incentive units, in our parent, Hoya Topco, LLC. The fair value of the incentive units granted is estimated using the Black-Scholes option-pricing model, which is based on the fair value of our parent’s equity units.

Given the absence of a public trading market for our parent’s common units, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, management exercised its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our parent’s equity, including (i) independent third-party valuations; (ii) forecasted income and expenses; (iii) the rights, preferences, and privileges of our preferred units relative to common units; (iv) the likelihood and timing of achieving a liquidity event; (v) the lack of marketability of our common units; and (vi) valuations of comparable companies. The equity value of our parent is used to estimate the grant date fair value of equity-based awards using a Black-Scholes option pricing model.

The Black-Scholes option-pricing model requires certain subjective inputs and assumptions, including the fair value of our parent’s equity, the expected term, risk-free interest rates, and expected equity volatility. The fair value of incentive units is recognized as equity-based compensation expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. Changes in assumptions made on i) expected term, ii) the risk-free rate of interest, and iii) expected volatility can materially impact the estimate of fair value and ultimately how much share-based compensation expense is recognized. The expected term is estimated based on the timing and probabilities until a major liquidity event. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant and corresponds to the expected term. The expected volatility is estimated on the date of grant based on the average historical stock price volatility of comparable publicly-traded companies.

We continue to use judgment in evaluating the expected volatility and expected term utilized in our equity-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common units, we may refine our estimates of expected volatility and expected term, which could materially impact our future equity-based compensation expense.

Total equity-based compensation expense was $5.2 million and $4.3 million in the years ended December 31, 2019 and 2020, respectively. Total equity-based compensation expense was $1.2 million during the three months ended June 30, 2020 and 2021. Total equity-based compensation expense was $2.4 million and $2.3 million during the six months ended June 30, 2020 and 2021, respectively.

Impairment of Goodwill, Indefinite-Lived Intangible Assets, Definite-Lived Intangible Assets, and Other Long-Lived Assets

We assess goodwill and our indefinite-lived intangible asset (our trademark) for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired. We assess definite-lived intangible assets and other long-lived assets (collectively, “long-lived assets”) for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable.

We identified the COVID-19 pandemic as a potential triggering event for impairment of our goodwill, indefinite-lived trademark, and long-lived assets. Due to global social distancing efforts to mitigate the spread of the virus, in addition to compliance with restrictions enacted by various governmental entities, most live events during 2020 were either postponed or cancelled. Consequently, we experienced a significant reduction of revenue during the first half of 2020, which continued through the remainder of the year. As a result, we assessed our goodwill, trademark, and long-lived assets for impairment as of June 30, 2020, which resulted in impairment charges of $573.8 million.

Goodwill and Indefinite-lived Intangible Asset (Trademark)

We account for acquired businesses using the acquisition method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our goodwill and our indefinite-lived trademark are held by our Marketplace segment, which contains one reporting unit.

Goodwill is not subject to amortization and is reviewed for impairment annually, or earlier whenever events or changes in business circumstances indicate an impairment may have occurred. We assess goodwill for impairment at the reporting unit level. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value, with an impairment charge recognized for the difference.

Our goodwill balance is not currently at risk for additional impairment, as the fair value of our Marketplace reporting unit significantly exceeds its carrying value.

In developing fair values for our reporting unit, we use a discounted cash flow valuation approach, supplemented with a market multiple valuation approach. Significant estimates used in the discounted cash flow models include (i) risk-adjusted discount rates, (ii) forecasted revenue and operating expenses, (iii) forecasted capital expenditures and working capital needs, and (iv) long-term growth rates. These estimates are uncertain as actual discount rates, revenue, operating expenses, capital expenditures, working capital needs, and long-term growth rates may be different than those we have forecasted. These estimates considered the recent deterioration in financial performance of our Marketplace reporting unit, as well as the anticipated rate of recovery, and implied risk premiums based on the market prices of our equity and debt as of the assessment date. We ultimately determined that the carrying value of our Marketplace reporting unit exceeded its estimated fair value, resulting in a goodwill impairment charge of $377.1 million during the second quarter of 2020.

Similar to goodwill, our indefinite-lived trademark is not amortized, but reviewed for impairment annually, or earlier whenever events or changes in business circumstances indicate that the carrying value may not be recoverable. In conjunction with the goodwill impairment event triggered by the COVID-19 pandemic, we also assessed our indefinite-lived trademark for impairment in the second quarter of 2020, resulting in an impairment charge of $78.7 million.

We estimate the fair value of our indefinite-lived trademark based on forecasted revenues and a reasonable royalty rate using the relief from royalty valuation method. During 2020, we utilized a 2% royalty rate, consistent with the rate used in the initial valuation of the trademark. Each reporting period, we perform an evaluation of the remaining useful life of our indefinite-lived trademark to determine whether events and circumstances continue to support an indefinite life. We consider the life of our indefinite-lived trademark to be appropriate.

Long-lived assets

We also periodically review the carrying amount of our long-lived assets, including definite-lived intangible assets, property and equipment, personal seat licenses, and right-of-use lease assets, to determine whether current events or business circumstances indicate that the carrying amounts of an asset or asset group may not be recoverable. We classify our long-lived assets as a single asset group, which consists primarily of definite-lived intangible assets, property and equipment, personal seat licenses, and right-of-use lease assets. Our definite-lived intangible assets consist of developed technology, customer and supplier relationships, and non-compete agreements.

We assessed our long-lived assets for impairment during the second quarter of 2020, which resulted in an impairment charge of $118.0 million. Significant judgment and estimates were required in assessing impairment of our long-lived assets, including identifying whether events or changes in circumstances require an impairment assessment, and estimating future cash flows and determining appropriate discount rates. Our estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. The resulting impairment charge resulted in a complete write-off of our definite-lived intangible assets, property and equipment, personal seat licenses, and right-of-use lease assets as of June 30, 2020.

Recent Accounting Pronouncements

See Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements attached as Exhibits 99.3 and 99.1, respectively, to this Current Report on Form 8-K for a description of recently adopted accounting pronouncements and issued accounting pronouncements not yet adopted.

JOBS Act Accounting Election

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have elected to use the extended transition period under the JOBS Act.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential loss from adverse changes in interest rates, foreign exchange rates, and market prices. Our primary market risk is interest rate risk associated with our long-term debt. We manage our exposure to this risk through established policies and procedures. Our objective is to mitigate potential income statement, cash flow, and market exposures from changes in interest rates.

Interest Rate Risk

Our market risk is affected by changes in interest rates. We maintain floating-rate debt that bears interest based on market rates plus an applicable spread. Because our interest rate is tied to market rates, we will be susceptible to fluctuations in interest rates if we do not hedge the interest rate exposure arising from our floating-rate borrowings.

In November 2017, we entered into interest rate swaps that were designated as cash flow hedges for accounting purposes to manage our exposure to interest rate movements and to effectively convert a portion of our floating-rate debt to a fixed-rate basis. The swap agreements matured on September 30, 2020 with a combined notional value of $520.7 million. In November 2018, we entered into an interest rate cap to receive payment for the excess of the floating rate above a strike rate. The cap agreement matures on September 30, 2021 and has a notional value of $516.8 million as of June 30, 2021.